EXHIBIT 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), is made this 26th day of February, 2004, between SPORTSLINE.COM, INC, a Delaware corporation (the “Company”) and Kenneth W. Sanders (the “Executive”).

The Company and the Executive have heretofore entered into an Amended and Restated Employment Agreement dated as of January 28, 2000, as amended on August 20, 2001 (as amended, the “Agreement”) (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement). The Executive and the Board of Directors of the Company (the “Board”) have agreed to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Amendments. Effective as of the date hereof, the Agreement shall be amended in its entirety to read as follows:

(a)	Section 3 of the Agreement shall be amended in its entirety to read as follows:

“3. Position and Duties. The Executive shall serve as the Executive Vice President, Strategic and Financial Planning, of the Company. The Executive shall report to, and shall have such other powers and duties as may from time to time be delegated to him by, the Chief Executive Officer or, if there is no Chief Executive Officer, the highest ranking executive officer of the Company, or, following a Change in Control (as defined below), the senior executive, board or committee established pursuant to the terms of the Change of Control that is responsible for the unit or division of which the Company has become a part; provided that such duties are generally consistent with his present duties and with the Executive’s position. The Executive shall devote substantially all of his working time and efforts during normal business hours to the business and affairs of the Company in substantially the same manner (both as to working time and effort) as the Executive has devoted to the Company in the past; provided, that it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, and (ii) deliver lectures or fulfill speaking engagements, so long as such activities are approved by the executive or body to which the Executive reports and do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.”

(c)	The second and third paragraphs of Section 8(d) of the Agreement shall be amended in its entirety to read as follows:

“For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent, the occurrence of any one or more of the following: (A) following a Change of Control, the Company takes any action which (x) results in a material diminution in the nature or status of the Executive’s position, authority, duties or responsibilities or (y) would require the Executive to be based at a location outside of Broward County, Florida; (B) a failure by the Company to pay any amounts of Base Salary, Annual Bonus or other amounts payable hereunder, or to comply with its other obligations and agreements contained herein; (C) a failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10(c) hereof; (D) Executive no longer reports directly to the person(s) specified in Section 3 hereof, or (E) any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Expiration Notice or a Notice of Termination satisfying the requirements of Section 2 or subsection 8(e), respectively, and otherwise in accordance with the terms of this Agreement, and for purposes of this Agreement, no such termination shall be effective. Notwithstanding anything in this Agreement to the contrary, Good Reason shall not be deemed to exist as a result of one or more of the following: (i) changes in the nature or status of the Executive’s position, authority, duties or responsibilities solely as a result of the Company becoming part of a unit or division of a larger entity pursuant to or following a Change of Control; (ii) any change in the Executive’s title(s), so long as the Executive’s duties remain generally consistent with those he presently performs; or (iii) the delegation to other executives or employees of the Company of other responsibilities or duties that are presently performed by the Executive or may be delegated to him from time to time. In addition to the foregoing, at any time after December 31, 2004 Executive shall have the right to terminate his employment for any reason upon thirty (30) days’ written notice to the Company and upon such notice, the Executive’s employment shall be deemed to have been terminated for Good Reason for all purposes of this Agreement.

The Executive’s right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness, nor shall the Executive’s continued employment constitute consent to, or a waiver of his rights with respect to, any circumstances constituting Good Reason. With respect to the matters set forth in clause (A) above, the Executive shall give the Board ninety (90) days prior written notice of his intent to terminate this Agreement, and the Company shall have the right to cure any such breach or alleged breach within such 90-day period. With respect to the matters set forth in clauses (B), (C) and (D), above, the Executive shall give the Board thirty (30) days prior written notice of his intent to terminate this Agreement, and the Company shall have the right to cure any such breach or alleged breach within such 30-day period.”

2. Effective Date. This Amendment shall be effective upon its execution by the Company and the Executive.

3. Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

4. No Other Modification. Except as otherwise expressly modified by the terms and provisions of this Amendment, the Agreement shall remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto.

5. References to Agreement. From and after the effective date hereof, each reference in the Agreement to “this Agreement,” “hereto,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

IN WITNESS WHEREOF, the Company and the Executive have executed this Second Amendment to Amended and Restated Employment Agreement as of the date first written above.

SPORTSLINE.COM, INC

By:	/s/ MICHAEL LEVY

Michael Levy President and Chief Executive Officer

/s/ KENNETH W. SANDERS

Kenneth W. Sanders

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